Exhibit 99.1

Sunstone Hotel Investors Completes the Acquisition of the Hyatt Regency San Francisco

ALISO VIEJO, Calif., Dec. 2, 2013 /PRNewswire/ — Sunstone Hotel Investors (the “Company”) (NYSE: SHO) announced today that it has completed the previously announced acquisition of the 802-room Hyatt Regency San Francisco hotel located in San Francisco, California. The gross purchase price was $262.5 million (or approximately $327,000 per key). The acquisition was funded with proceeds from the Company’s November 1, 2013 issuance of common stock.

Ken Cruse, Chief Executive Officer, stated, “We are pleased to add the well-located Hyatt Regency San Francisco hotel to our portfolio. The hotel is located in the heart of San Francisco’s Central Business District and is anticipated to benefit from San Francisco’s favorable supply and demand dynamic as well as the over three million square feet of additional office space under construction within a five block radius of the hotel. As we match-funded this acquisition with proceeds from an equity offering, this transaction is highly consistent with our stated plan to improve the quality and scale of our portfolio while gradually deleveraging our balance sheet.”

About Sunstone Hotel Investors:

Sunstone Hotel Investors, Inc. (“Sunstone”) is a lodging real estate investment trust (“REIT”) that, as of the date hereof, has interests in 29 hotels comprised of 13,744 rooms. Sunstone’s hotels are primarily in the upper upscale segment and are generally operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

For Additional Information:

Bryan Giglia

Chief Financial Officer

Sunstone Hotel Investors, Inc.

(949) 382-3036